As filed with the Securities and Exchange Commission on October 31, 2016

Registration No. 333-180408

Registration No. 333-195691

Registration No. 333-199857

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-180408

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195691

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-199857

UNDER THE SECURITIES ACT OF 1933

AVG Technologies N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

Gatwickstraat 9-39

1043 GL Amsterdam

The Netherlands

+31-20-5226210

(Address, including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Amended and Restated 2012 Option Plan

Amended and Restated 2013 Option Plan

(Full Title of the Plans)

AVG Technologies USA, Inc.

1 Executive Drive, 3rd Floor

Chelmsford, MA 01824, USA

Telephone: (978) 319-4460

(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company:

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

DEREGISTRATION OF UNSOLD SECURITIES

These Post-Effective Amendments are being filed to deregister unsold securities of AVG Technologies N.V., a public limited liability company organized under the laws of the Netherlands (the “Registrant”) that were registered on the following Registration Statements on Form S-8 (each, a “Registration Statement”, and collectively, the “Registration Statements”) filed with the Securities and Exchange Commission (the “Commission”):

•	Registration Statement on Form S-8 (File No. 333-180408), filed with the Commission on March 28, 2012, which registered the offering of an aggregate of 5,777,357 ordinary shares, par value €0.01 per share, of the Registrant (“Shares”);

•	Registration Statement on Form S-8 (File No. 333-195691), filed with the Commission on May 5, 2014, which registered the offering of an aggregate of 900,000 Shares; and

•	Registration Statement on Form S-8 (File No. 333-199857), filed with the Commission on November 4, 2014, which registered the offering of an aggregate of 3,150,000 Shares.

On July 29, 2016, Avast Software B.V., a direct wholly owned subsidiary of Avast Holding B.V., commenced a tender offer to acquire all outstanding shares of the Registrant at a purchase price of $25.00 per share, in cash, without interest and less any applicable withholding taxes or other taxes (the “Tender Offer”). The initial offering period of the Tender Offer expired on September 29, 2016 and the subsequent offering period of the Tender Offer expired on October 28, 2016. As of the expiration of the subsequent offering period, 49,486,061 Shares, representing approximately 97.0% of the outstanding Shares, were validly tendered pursuant to the Tender Offer and not properly withdrawn, including Shares tendered during the initial period.

In connection with the Tender Offer, the offerings of the securities pursuant to the Registration Statements have been terminated. Accordingly, the Registrant hereby terminates the effectiveness of the Registration Statements and, in accordance with undertakings contained in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities that had been registered but remained unsold at the termination of the offering, removes from registration any and all securities of the Registrant registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Amsterdam, the Netherlands on October 31, 2016.

AVG Technologies N.V.

By:	/s/ Alan Rassaby
	Name:	Alan Rassaby
	Title:	Managing Director

By:	/s/ Stefan Boermans
	Name:	Stefan Boermans
	Title:	Managing Director

No other person is required to sign this Post-Effective Amendment to the Registration Statements in reliance upon Rule 478 of the Securities Act.